Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864
TRW Announces Offering of Exchangeable Senior Notes due 2015
LIVONIA, MICHIGAN, November 16, 2009 — TRW Automotive Holdings Corp. (NYSE: TRW) (the “Company” or “TRW Automotive”), today announced that TRW Automotive Inc. (“TAI”), its wholly-owned subsidiary, intends to privately offer, subject to market and other conditions, $225 million in aggregate principal amount of exchangeable senior notes due 2015 (the “Notes”). TAI also expects to grant the initial purchasers of the Notes an option to purchase up to an additional $33.75 million in aggregate principal amount of Notes solely to cover over-allotments, if any. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
The Notes will be fully and unconditionally guaranteed by the Company on a senior unsecured basis. Prior to September 1, 2015, the Notes will be exchangeable only upon specified events and during specified periods and, thereafter, at any time. Upon exchange, the Notes may be settled, at TAI’s option, in shares of the Company’s common stock, cash, or a combination of cash and shares of the Company’s common stock.
Interest will be payable semi-annually on June 1 and December 1, and the Notes will mature on December 1, 2015. The Notes will be senior unsecured obligations of TAI. Holders of the Notes may require TAI to repurchase the Notes upon certain fundamental changes at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date. TAI will have the option to redeem all or any portion of the notes on or after December 6, 2013, if certain conditions are met, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. The interest rate, the exchange rate and other terms of the Notes will be determined at the time of pricing of the offering.
TAI intends to use approximately one-half of the net proceeds from the offering to repay borrowings under its existing term loan facilities and to use the remaining net proceeds for general corporate purposes, which may include additional repayment of debt.
The Notes will be offered only to qualified institutional buyers (as defined under the Securities Act) pursuant to Rule 144A under the Securities Act. The Notes, the Company’s guarantee and the shares of the Company’s common stock issuable upon exchange of the Notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States or to any U.S. person absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About TRW
With 2008 sales of $15.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs approximately 64,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2008 (our “Form 10-K”), and in our Reports on Form 10-Q for the quarters ended April 3, July 3 and October 2, 2009, such as: any prolonged contraction in automotive sales and production adversely affecting our results, liquidity or the viability of our supply base; the financial condition of OEMs, particularly the Detroit Three, adversely affecting us or the viability of our supply base; disruptions in the financial markets adversely impacting the availability and cost of credit negatively affecting our business; our substantial debt and resulting vulnerability to economic or industry downturns and to rising interest rates; escalating pricing pressures from our customers; commodity inflationary pressures adversely affecting our profitability and supply base; our dependence on our largest customers; any impairment of a significant amount of our goodwill or other intangible assets; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; any increase in the expense and funding requirements of our pension and other postretirement benefits; risks associated with non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; volatility in our annual effective tax rate resulting from a change in earnings mix or other factors; costs or liabilities relating to environmental, health and safety regulations; assertions by or against us relating to intellectual property rights; the possibility that our largest stockholder’s interests will conflict with our or our other stockholders’ interests; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.
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